Exhibit 10.1

Severance Program1

•	Severance Trigger

•	Management (i.e., Directors, Managers, VPs and above): Termination of employment by the employer without “cause”[2] or termination of employment by the employee for “good reason”[3]

•	Non-Management: Termination of employment by the employer without “cause”

•	Severance Benefit[4]

•	Management:

•	Lump-sum cash payment: Annual base salary plus annual COBRA insurance premiums (supplemented at the current employer only participation rates) prorated for a number of weeks as set forth below:

•	If employed for less than 1 year:

•	VPs and above: 4 weeks

•	Directors: 3 weeks

•	Manager: 2 weeks

•	If employed for 1 year or more[5]:

•	VPs and above: 2 weeks per year of employment; minimum of 8 weeks; maximum of 26 weeks

•	Directors: 2 weeks per year of employment; minimum of 6 weeks; maximum of 26 weeks

[1]

Severance payments and benefits are contingent on execution and non-revocation of a general release of claims in favor of the employer and its affiliates. For employees subject to foreign law, the severance benefit will at least equal the minimum required under applicable law.

[2]

“Cause” means (i) performance of any act or failure to perform any act in bad faith and to the material detriment of the employer or its affiliates; (ii) dishonesty, intentional misconduct or material breach of any material agreement with the employer or its affiliates; or (iii) conviction of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

[3]

“Good Reason” means (i) a material diminution in the employee’s authority, responsibilities or duties; (ii) a material reduction in the employee’s base salary; or (iii) requiring the employee to be based at any place outside a 50-mile radius from the employee’s job location or residence, except for reasonably required travel on business.

[4]	In addition to accrued compensation.
[5]	Rounded to the nearest whole year.

•	Managers: 2 weeks per year of employment; minimum of 4 weeks; maximum of 26 weeks

•

David Hass and Michael Cauthen: the lump-sum cash payment will be: 1 times the sum of (i) annual base salary, plus (ii) pro-rated annual bonus at target for year of termination, plus (iii) annual COBRA insurance premiums (at the current rate paid by the employer).

•	Equity award acceleration: Vesting acceleration of 100 percent of unvested equity awards that rollover in the proposed transaction; vesting per buyer equity plan agreements for new buyer awards

•	Outplacement:

•	For Managers, employer paid outplacement services for a period of 3 months utilizing Lee Hecht Harrison outplacement services

•	For Directors, employer paid outplacement services for a period of 6 months utilizing Lee Hecht Harrison outplacement services

•	For VPs and above, employer paid full executive level outplacement services for a period of 12 months utilizing Lee Hecht Harrison outplacement services

•	Non-Management:

•	Lump-sum cash payment: 2 weeks of base salary for each year of employment subject to the following:

•	If employed for less than 1 year: 2 weeks

•	If employed for 1 year or more: minimum of 4 weeks (in the aggregate, not per year of employment) and maximum of 26 weeks

•	Outplacement: Employer paid outplacement services for a period of 3 months utilizing Lee Hecht Harrison outplacement services or a comparable provider.

2